UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 28, 2013

LONE PINE RESOURCES INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-35191	27-3779606
(Commission File Number)	(IRS Employer Identification No.)

Suite 1100, 640-5 Avenue SW, Calgary, Alberta, Canada	T2P 3G4
(Address of principal executive offices)	(Zip Code)

403.292.8000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As previously reported, the board of directors (the “Board”) of Lone Pine Resources Inc. (the “Company”) appointed David M. Fitzpatrick to serve as the Company’s Interim Chief Executive Officer on February 27, 2013.  On February 28, 2013, Lone Pine Resources Canada Ltd. (“LPR Canada”), a subsidiary of the Company, entered into an employment agreement with Mr. Fitzpatrick that will govern the terms and conditions of his employment with LPR Canada and the Company (the “Employment Agreement”).

The original term of the Employment Agreement will expire on May 30, 2013 unless the Employment Agreement is terminated earlier pursuant to its terms.  The term may also be extended in one (1) month periods if both parties agree to the subsequent renewals in writing.  Mr. Fitzpatrick’s duties as the Interim Chief Executive Officer will include assisting in the selection of a permanent Chief Executive Officer and transitioning his duties to that individual when the time arrives.  While he is serving as the Interim Chief Executive Officer, he will report directly to the Board.

Pursuant to the Employment Agreement, Mr. Fitzpatrick will receive a monthly base salary of Cdn$47,500.  He will be eligible to participate in the Company’s 2011 Stock Incentive Plan and he will receive paid parking, but he will not participate in any other Company or LPR Canada’s employee benefit plans.

If LPR Canada terminates Mr. Fitzpatrick prior to the end of the original term without Cause (defined below), he will receive a lump sum payment equal to the monthly salary he would have received between his date of termination and the end of the original term, subject to Mr. Fitzpatrick executing a release of claims in favor of LPR Canada.  If a termination by LPR Canada occurs without Cause after the original term has been extended, Mr. Fitzpatrick will receive the greater of the base salary he would have received between his date of termination and the end of the original term or the subsequently renewed term, also subject to Mr. Fitzpatrick executing a release of claims in favor of LPR Canada.   In the event that Mr. Fitzpatrick, within the fifteen (15) days immediately subsequent to a Change of Control (defined below), provides LPR Canada with two (2) weeks written notice of his termination, LPR Canada shall pay Mr. Fitzpatrick a limited severance payment. In the event that the Change in Control occurs prior to May 30, 2013, he will receive a lump sum payment equal to the monthly salary he would have received between his date of termination and the end of the original term.  In the event that the original term is extended and the Change in Control occurs prior to the end of the original term or the subsequently extended term, Mr. Fitzpatrick will receive a lump sum payment equal to the monthly salary he would have received between his date of termination and the end of the original term or the extended term, as applicable. Mr. Fitzpatrick will not receive severance payments in connection with a termination of his employment for Cause, due to death or disability, or due to his resignation.

The Employment Agreement generally defines “Cause” in accordance with the common law (under the laws of the Province of Alberta), which includes, without limitation, fraud or dishonesty against LPR Canada, personal profit at the expense of LPR Canada, and Mr. Fitzpatrick’s willful breach of the Employment Agreement. A “Change in Control” will generally be deemed to occur in connection with any of the following events: (i) an individual, group or entity’s acquisition of beneficial ownership of fifty percent (50%) or more of either the Company’s outstanding shares of common stock or the combined voting power of the Company’s outstanding common stock; (ii) members of the Board as of February 27, 2013 cease to constitute a majority of the Board; or (iii) a reorganization, merger or other similar business combination of the Company or any of its subsidiaries, or the sale or other disposition of all or substantially all of the Company’s assets, or the liquidation or dissolution of the Company, unless, following any of these transactions, the owners of the Company’s common stock prior to such a transaction still own fifty percent (50%) or more of the outstanding shares of common stock or voting power of the securities of the new or surviving entity and at least a majority of the members of the board of directors of the new or surviving entity were members of the Board prior to the transaction.

Item 9.01 Financial Statements and Exhibits

(d)    Exhibits.

Exhibit Number	Description

10.1	Employment Agreement between David Fitzpatrick and Lone Pine Resources Canada Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LONE PINE RESOURCES INC.
(Registrant)

Dated: March 6, 2013	By:	/s/ Charles R. Kraus
Charles R. Kraus
Vice President, General Counsel & Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Description

10.1	Employment Agreement between David Fitzpatrick and Lone Pine Resources Canada Ltd.